Applebee's Non-Business Use of
                               Corporate Aircraft
                                     Policy

                             Effective March 1, 2007

Utilizing corporate aircraft can be an efficient and effective business tool. Applebee's may, from time to time, employ corporate aircraft for the business use of our associates. Business use is defined as that travel which would otherwise be fully reimbursable by the company to the associate if taken aboard commercial aircraft in accordance with our business travel policy.

Applebee's is a family-oriented company and many of our associate, franchise, and community events reflect this. Where attendance of spouse or immediate family members at an event is: 1) requested by the company and 2) travel expenses to this event would be otherwise reimbursable by the company under our business travel policy, then use of the corporate aircraft is an appropriate business use.

Non-business travel aboard corporate aircraft is not permitted, except in cases of medical emergency or other extreme hardships where the availability of flights, security procedures, medical limitations, or other aspects of commercial air travel would be prohibitive. In those limited situations:

o For the CEO, any non-business use of corporate aircraft as outlined in this policy must be approved in advance by the Executive Compensation Committee, and no gross up of taxes on imputed income derived from the travel will be permitted.

o For all other associates, non-business travel and interpretation of this policy is at the judgment of the CEO with regard to both approval of travel and potential gross up of taxes. In making these decisions, the CEO will consider such factors as the associate's reasonable access to alternative modes of travel, the seriousness of the situation, and the financial or other resources available to the associate.

This policy supersedes all previous corporate aircraft use policies. Our non-executive chairman and board members are not eligible for personal use of corporate aircraft.